Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Third-Quarter Fiscal 2012 Financial Results

BILLERICA, MA, August 7, 2012 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the third quarter of fiscal 2012 ended June 30, 2012.

For the third quarter of fiscal 2012, total sales increased 19% to $22.4 million from $18.8 million for the third quarter of 2011. For the nine-month period, sales grew 10% to $62.5 million from $57.0 million in the year-earlier period.

Gross margin for the third quarter of fiscal 2012 increased to 23% compared with 19% in the third quarter a year ago. The year-over-year increase in gross margin was the result of greater Systems segment royalty revenue. Gross margin increased to 24% in the first nine months of fiscal 2012 from 22% in the same period of fiscal 2011.

Net income for the third quarter of fiscal 2012 increased to $758,000, or $0.22 per diluted share, compared with net a loss of $211,000, or $0.06 per diluted share, in the third quarter of fiscal 2011. For the nine-month period, net income grew 264% to $1.6 million, or $0.48 per diluted share, from $455,000, or $0.13 per diluted share, in the same period in fiscal 2011.

Cash and short-term investments increased to $18 million compared with $15.9 million at year end fiscal 2011. The increase was due to higher net income, an increase in accounts payable and accrued expenses, higher deferred revenue, and a decrease in inventory and depreciation and amortization. This was partially offset by an increase in accounts receivable, an increase in other assets and prepaid items, the purchase of PP&E, the dividend payment and the negative effect of foreign exchange. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.
Management Comments

“We performed well again in the third quarter of fiscal 2012, reporting 19% growth in revenues, a 400 basis point increase in gross margins and net income per diluted share of $0.22 compared with a loss in the third quarter last year,” said CSP Chairman and Chief Executive Officer Alexander R. Lupinetti. “Our top line was driven by a 120% increase in sales at the Systems segment and 10% growth at Service and Systems Integration.”

“At our Systems segment, we reported an additional $2 million in royalties from Lockheed Martin for three E2D Advanced Hawkeye aircraft as part of phases 3 and 4 of the Low Rate Initial Production Phase,” said Lupinetti. “We have now received royalty for seven planes and expect that in the current fourth fiscal quarter we could receive royalty revenue for up to the remaining three planes under the purchase order.”

“The year-over-year increase in Service and Systems Integration segment revenue was driven by increased demand at our Germany and UK subsidiaries, offset by a decline in the US as a result of lower

Exhibit 99.1

sales from our large hosting customer,” said Lupinetti. “The overall demand environment is positive in the US where we have a strong pipeline of potential university, institutional and hosting company customers. Sales to our large customers in Germany continue to be robust and we expect strong demand through the end of the fiscal year.”
“Based on expected royalty revenues in the Systems business and demand at Service and Systems Integration, we expect to report another strong quarter to conclude the fiscal year,” concluded Lupinetti.

Conference Call Details
CSP Chairman and Chief Executive Officer Alexander R. Lupinetti, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those relating to the expectation that CSP could receive royalty for between six and ten planes, sales decline in US was the result of lower sales from our large hosting customer and the robust sales pipelines across all three Service and Systems Integration locations. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2012		September 30, 2011
Assets
Current assets:
Cash and short-term investments	$18,037		$15,874
Accounts receivable, net	14,146	14146	14,146
Inventories	6,378		6,777
Other current assets	3,427		2,079
Total current assets	41,988		38,876
Property, equipment and improvements, net	905		833
Other assets	4,473		4,397
Total assets	$47,366		$44,106

Liabilities and Shareholders’ Equity
Current liabilities	19,097		15,870
Pension and retirement plans	8,835		9,056
Non-current liabilities	417		286
Shareholders’ equity	19,017		17,896
Total liabilities and shareholders’ equity	$47,366		$43,108

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the nine months ended,
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Sales:
Product	$16,328	$14,726	$43,607	$42,784
Service	6,026	4,063	18,869	14,261
Total sales	22,354	18,789	62,476	57,045

Cost of Sales:
Product	13,899	12,255	37,274	35,631
Service	3,226	2,913	10,435	9,016
Total cost of sales	17,125	15,168	47,709	44,647

Gross profit	5,229	3,621	14,767	12,398

Operating expenses:
Engineering and development	444	442	1,301	1,460
Selling, general & administrative	3,580	3,450	10,828	10,135
Total operating expenses	4,024	3,892	12,129	11,595

Operating income	1,205	(271)	2,638	803

Other (loss), net	(32)	(33)	(102)	(55)

Income (loss) before income taxes	1,173	(304)	2,536	748
Provision (benefit) for income taxes	399	(90)	859	287

Net income (loss)	$774	$(214)	$1,677	$461

Net income(loss) attributable to common stockholders	$759	$(211)	$1,647	$455

Income (loss) per share - basic	$0.23	$(0.06)	$0.49	$0.13
Weighted average shares outstanding - basic	3,366	3,428	3,362	3,446

Income (loss) per share - diluted	$0.22	$(0.06)	$0.48	$0.13
Weighted average shares outstanding - diluted	3,418	3,428	3,405	3,485